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EXHIBIT 23.1







               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Hallmark Capital Corp.:

We consent to incorporation by reference in the subject registration statement (No. 33-80-700) on Form S-8 of Hallmark Capital Corp. of our report dated August 1, 1997, relating to the consolidated statements of financial condition of Hallmark Capital Corp. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Hallmark Capital Corp.


                                                          KPMG Peat Marwick, LLP




Milwaukee, Wisconsin
September 16, 1997










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